Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Amended Form 10-K of Oryon Technologies, Inc. and Subsidiaries of our audit report dated February 27, 2013, with respect to the consolidated balance sheets of Oryon Technologies, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years ended December 31, 2012 and December 31, 2011. We also consent to the incorporation by reference of said report in the Registration Statement of Oryon Technologies, Inc. on Form S-8 (File No. 333-183568).

/s/ MONTGOMERY COSCIA GREILICH LLP

MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

March 7, 2013